              UNAUDITED PRO FORMA COMBINING FINANCIAL INFORMATION

    The following Unaudited Pro Forma Combining Statement of Operations of Viatel for the year ended December 31, 1999 illustrate the effect of our merger with Destia on December 8, 1999. The Unaudited Pro Forma Combining Statements of Operations assumes that the merger with Destia had been completed as of January 1, 1999. Certain reclassifications have been made to Destia's historical financial statements to conform with our presentation.

ACCOUNTING TREATMENT

    We have recorded the Destia acquisition as a purchase transaction. For accounting purposes, we were the acquiring corporation in the merger.

    Holders of Destia common stock received 0.445 share (the exchange ratio) of our common stock for each share of Destia common stock. In connection with the acquisition, we issued 14,299,969 shares of our common stock valued at $39.21 per share (total value of $560.7 million). Each outstanding option and warrant to acquire shares of Destia common stock was converted into an option or warrant to acquire our shares on the basis of the exchange ratio described above.

    The purchase price for Destia was $901.9 million and was comprised of the issuance of common stock, the fair value of existing Destia options and warrants exchanged, issuance of 11.5% senior notes, the cash portion of the debt exchange offer and transaction costs. The options and warrants have been valued at their fair value using the Black-Scholes option pricing model. The acquisition has been accounted for under the purchase method of accounting. The purchase price has been preliminarily allocated based on estimated fair values at the date of acquisition, pending final determination of certain acquired balances. This preliminary allocation has resulted in intangible assets and goodwill of approximately $131.0 million and $822.3 million, respectively, which are being amortized on a straight-line basis over their estimated useful lives which are four to seven years and seven years, respectively. In connection with our integration plan, we recorded liabilities related to the closing and termination of Destia facilities and lease and other contract costs of $9.6 million and severance related to Destia employees of $2.2 million.

    The Unaudited Pro Forma Combining Financial Information is not necessarily indicative of either future results of operations or results that might have been achieved if our acquisition of Destia had been consummated as of January 1, 1999. The Unaudited Pro Forma Combining Financial Information should be read in conjunction with our historical financial statements and the historical financial statements of Destia, together with the related notes thereto, which are incorporated by reference elsewhere in this offering memorandum.

             UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                             DESTIA
                                                             ELEVEN                         VIATEL
                                                VIATEL       MONTH      PRO FORMA MERGER   PRO FORMA
                                              HISTORICAL   HISTORICAL     ADJUSTMENTS      COMBINED
                                              ----------   ----------   ----------------   ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Communication services revenue............  $ 248,600    $ 291,458        $      --      $ 540,058
  Capacity sales............................     84,501           --           (5,644)(1)     78,857
                                              ---------    ---------        ---------      ---------
    Total revenue...........................    333,101      291,458           (5,644)       618,915
                                              ---------    ---------        ---------      ---------
Operating expenses
  Cost of services and sales................    250,574      214,818             (886)(1)    464,506
  Selling, general and administrative.......    100,559      125,102               --        225,661
  Depreciation and amortization.............     75,911       27,429          125,719 (2)    222,308
                                                                               (4,830)(3)
                                                                               (1,921)(4)
  Restructuring and impairment..............     13,206           --               --         13,206
                                              ---------    ---------        ---------      ---------
    Total operating expenses................    440,250      367,349          118,082        925,681
                                              ---------    ---------        ---------      ---------
Operating loss..............................   (107,149)     (75,891)        (123,726)      (306,766)
Interest income.............................     26,722        6,354               --         33,076
Interest expense............................   (137,409)     (43,373)         (30,951)(5)   (191,342)
                                                                               20,391 (6)
                                              ---------    ---------        ---------      ---------
Net loss....................................   (217,836)    (112,910)        (134,286)      (465,032)
                                              ---------    ---------        ---------      ---------
Dividends on redeemable convertible
  preferred stock...........................     (1,341)          --               --         (1,341)
                                              ---------    ---------        ---------      ---------
Net loss attributable to common
  stockholders..............................  $(219,177)   $(112,910)       $(134,286)     $(466,373)
                                              =========    =========        =========      =========
  Net loss per common share attributable to
    common stockholders, basic and
    diluted.................................  $   (7.43)                                   $  (10.87)
                                              =========                                    =========
Weighted average common shares outstanding,
  basic and diluted.........................     29,518                                       42,917 (7)
                                              =========                                    =========

 See accompanying notes to unaudited pro forma combining financial information.

          NOTES TO UNAUDITED PRO FORMA COMBINING FINANCIAL INFORMATION

(1) Elimination of intercompany transactions between Viatel and Destia prior to the merger.

(2) Reflects the amortization expense of the intangible assets and goodwill resulting from the preliminary allocation of the purchase price based on the estimated fair values at the date of acquisition, pending final determination of certain acquired assets. The intangible assets and goodwill are being amortized on a straight-line basis over their estimated useful lives, which are four to seven years and seven years, respectively.

(3) Reflects the elimination of Destia's historical amortization of goodwill and deferred financing costs.

(4) Reflects depreciation expense adjustment resulting from the preliminary fair valuation of property and equipment at the date of acquisition.

(5) Reflects interest expense, amortization of discount and amortization of deferred financing costs on the notes issued in connection with the merger as if they were issued on January 1, 1999.

(6) Reflects the elimination of Destia's historical interest expense on its 11% senior discount notes.

(7) The average number of common shares outstanding used in calculating pro forma loss per common share is calculated assuming that the shares of common stock issued in the merger were outstanding from the beginning of 1999. Options and warrants to purchase shares of common stock were not included in computing pro forma diluted earnings per common share because their inclusion would result in a smaller loss per common share.